Exhibit 10.1

Description of bonuses awarded to executive officer

On January 19, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of National Fuel Gas Company (the “Company”) approved a bonus of $57,688 for Dennis J. Seeley, who was then Vice President of the Company and President of National Fuel Gas Distribution Corporation. The bonus was based on Mr. Seeley’s level of achievement of certain performance goals which were established in fiscal 2005 but which extended into fiscal 2006. The Committee also approved a bonus of $155,757 for Mr. Seeley for the first four months of fiscal 2006. Mr. Seeley retired from all of his positions with the Company and its subsidiaries effective February 1, 2006.